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                    July 15, 2021

       Adeeb Tadros
       Chief Executive Officer
       Emo Capital Corp.
       2620 S Maryland Parkway, Suite 252
       Las Vegas, NV 89109

                                                        Re: Emo Capital Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 9, 2021
                                                            File No. 000-54291

       Dear Mr. Tadros:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              William Ruffa Jr.